UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2020

Essential Utilities, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue Bryn Mawr, Pennsylvania	19010-3489
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 527-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.50 par value	WTRG	New York Stock Exchange
6.00% Tangible Equity Units	WTRU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

As previously reported in a Current Report on Form 8-K filed on March 16, 2020 and amended by the Current Report on Form 8-K/A filed on March 18, 2020 (together, the “Initial Form 8-K”), on March 16, 2020, Essential Utilities, Inc. (the “Company”) completed the acquisition from LDC Parent LLC, a Delaware limited liability company (“Seller”), of all of the issued and outstanding limited liability company membership interests of LDC Funding LLC, a Delaware limited liability company (“LDC Funding”), from Seller (the “Peoples Gas Acquisition”). LDC Funding is the ultimate parent of Peoples Natural Gas Company LLC (“Peoples Natural”), Peoples Gas Company LLC (“Peoples Gas”), Delta Natural Gas Company Inc. (“Delta”), Peoples Gas WV LLC, Peoples Gas KY LLC, Peoples Homeworks LLC, PNG Gathering LLC, Delta Resources LLC, Delgasco LLC and Enpro LLC, and collectively these businesses are referred to as “Peoples”. The Peoples Gas Acquisition was completed in accordance with the terms of the previously announced Purchase Agreement, entered into on October 22, 2018 and disclosed in the Company’s Current Report on Form 8-K filed on October 23, 2018, between the Company and the Seller (the “Purchase Agreement”).

Peoples Natural, Peoples Gas, Delta, Peoples Gas WV LLC and Peoples Gas KY LLC are also collectively referred to as “the regulated companies.”

Peoples Homeworks LLC, PNG Gathering LLC, Delta Resources LLC, Delgasco LLC and Enpro LLC are also collectively referred to as the “non-regulated companies.”

This Form 8-K/A amends the Initial Form 8-K to include the financial statements and pro forma financial information required by Items 9.01(a) and 9.01(b) of Form 8-K, as well as additional information regarding Peoples, and should be read in conjunction with the Initial Form 8-K.

Item 8.01	Other Events

The following are risk factors, business description and management’s discussion of financial condition and results of operations of LDC Funding as of December 31, 2019 and 2018, and for the three years ended December 31, 2019, related to Peoples’ business. This information provides further details regarding the business of Peoples and is being provided in connection with the Peoples Gas Acquisition.

For further information regarding the Peoples Gas Acquisition, please refer to our Annual Report on Form 10-K filed on February 28, 2020, and the Initial Form 8-K.

Risk Factors

For a discussion of specific risks related to the Company’s business, operations, financial condition and financial results, including certain risks related to Peoples and the Peoples Gas Acquisition, please see the “Business,” Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019, as updated by our annual, quarterly and other reports and documents we file with the SEC. These risks, uncertainties and other factors are not the only ones that the Company faces. Additional risks, uncertainties and other factors not presently known to us or that we currently deem immaterial may also impair the Company’s business, operations, financial condition and financial results or could otherwise adversely impact our investment in Peoples. Any of these risks could impair our business, operations, financial condition and financial results or could otherwise adversely impact our investment in Peoples.

In addition, we provide the following risk factors.

Peoples’ ability to meet customers’ natural gas requirements may be impaired if contracted natural gas supplies and interstate pipelines services are not available, are not delivered in a timely manner or if federal regulations decrease its available capacity, which may result in a loss of customers and an adverse effect on Peoples’ financial conditions and results of operations.

Peoples is responsible for acquiring sufficient natural gas supplies, interstate pipeline capacity and storage capacity to meet current and future customers’ peak, annual and seasonal natural gas requirements. Peoples relies on third-party service providers, as it purchases a portion of its natural gas supply from interstate sources and relies on interstate pipelines to transport natural gas to its distribution system, in addition to local production that is delivered directly into its pipeline system. The Federal Energy Regulatory Commission (“FERC”) regulates the transportation of the natural gas received from interstate sources, and any change in regulatory policies could increase Peoples’ transportation costs or decrease its available pipeline capacity. A decrease in interstate pipeline capacity available, an increase in competition for interstate pipeline transportation service or other interruptions to pipeline gas supplies could reduce Peoples’ normal interstate supply of natural gas. Additionally, federal or state legislation could restrict or limit natural gas drilling, which could decrease the supply of available natural gas. If Peoples is unable to maintain access to a reliable and adequate natural gas supply or sufficient pipeline capacity to deliver that supply, it may be unable to meet its customers’ requirements resulting in a loss of customers and an adverse effect on Peoples’ financial conditions and results of operations.

Peoples has traditionally used local production as its primary source of supply to fulfill its supply requirements. In order to absorb local gas into its system, Peoples has in place a network of pipelines and related facilities that move the gas either to customers located where gas is produced or to the more populated areas of the service territory where the greatest level of consumption occurs, and, in summer months, to Peoples’ on-system and off-system storage facilities. This network of facilities includes gathering lines, compressor stations and transmission lines. Peoples has entered into gas purchase agreements with various producers to supply this local production. A decrease in this supply could occur, for example, if the local gas producers no longer drill wells to offset natural well production decline or if such producers decide to cease production or produce into another pipeline. State and federal legislation or regulations could also limit drilling activities and in turn limit gas supply. If supply is limited, Peoples would be faced with purchasing gas supplies likely at a higher cost and may not be able to find alternative gas supply, and accordingly, may be unable to meet customer requirements, resulting in a loss of customers and an adverse effect on its financial condition and results of operations.

Peoples may incur significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs.

Certain of Peoples’ pipeline operations are subject to pipeline safety laws and regulations. The Department of Transportation’s (the “DOT”) Pipeline and Hazardous Materials Safety Administration (the “PHMSA”) has adopted regulations requiring pipeline operators to develop integrity management programs, including more frequent inspections and other measures, for transmission pipelines located in “high consequence areas,” which are those areas where a leak or rupture could do the most harm. The regulations require pipeline operators, including Peoples, to, among other things:

•	perform ongoing assessments of pipeline integrity;

•	develop a baseline plan to prioritize the assessment of a covered pipeline segment;

•	identify and characterize applicable threats that could impact a high consequence area;

•	improve data collection, integration, and analysis;

•	develop processes for performance management, record keeping, management of change and communication;

•	repair and remediate pipelines as necessary; and

•	implement preventative and mitigating action.

Peoples is required to maintain pipeline integrity testing programs that are intended to assess pipeline integrity. Peoples is also required to establish and maintain a Distribution Integrity Management Program for all distribution assets. This program requires protocols for identifying risks and threats to the distribution systems. The program incorporates a relative risk model to measure risk reduction to these threats. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures. Should Peoples fail to comply with applicable statutes and related rules, regulations and orders, it could be subject to significant penalties and fines.

Peoples’ liquidity and, in certain circumstances, results of operations may be adversely affected by the cost of purchasing natural gas during periods in which natural gas prices are rising significantly.

Peoples’ regulated companies purchase their natural gas supply primarily through a combination of requirements contracts, some of which contain minimum purchase obligations, monthly spot purchase contracts and forward purchase contracts. The price paid for natural gas acquired under forward purchase contracts is fixed prior to the delivery of the natural gas. Additionally, a portion of natural gas purchases is injected into natural gas storage facilities in the non-heating months and withdrawn from storage for delivery to customers during the heating months.

Peoples’ short-term borrowing requirements and liquidity are also significantly affected by the seasonal nature of the natural gas business. Changes in the price of natural gas and the amount of natural gas needed to supply customers’ needs due to, for example, colder than expected seasonal temperatures, could significantly affect the price and amount of natural gas Peoples is required to purchase and the timing of such purchases, and in turn affect Peoples’ borrowing requirements and liquidity position. If Peoples fails to secure sufficient natural gas supplies at appropriate prices (due to, for example, more extreme winter conditions), Peoples may be required to purchase additional natural gas supplies or purchase natural gas at elevated prices, which could adversely affect Peoples’ borrowing levels, liquidity and financial condition.

Peoples’ tariff rate schedules contain Purchased Gas Adjustment (“PGA”) clauses that permit filings for rate adjustments to recover the cost of purchased gas. Subject to regulatory approval, as described below, changes in the cost of purchased gas are flowed through to customers and may affect uncollectible amounts and cash flows and can therefore impact Peoples’ financial condition and results of operations.

The state regulatory commissions approve the PGA changes on an interim basis, subject to refund and the outcome of a subsequent audit and prudence review. Due to such review process, there is a risk of a disallowance of full recovery of these costs. Peoples is also subject to regulations and standards with regards to the amount of lost and unaccounted for gas that may be recovered from customers. Any material disallowance of purchased gas costs would adversely affect Peoples’ financial condition and results of operations.

Increases in the prices that Peoples charges for gas may also adversely affect Peoples’ business because increased prices could lead customers to reduce usage and cause some customers to have trouble paying the resulting higher bills. These higher prices may increase bad debt expenses and ultimately reduce earnings. Rapid increases in the price of purchased gas may result in an increase in short-term debt.

Peoples’ nonregulated companies purchase natural gas utilizing a combination of requirements contracts, some of which contain minimum purchase obligations, monthly spot purchase contracts and forward purchase contracts. Although price risk for the non-regulated companies is mitigated to a degree by efforts aimed at balancing supply and demand, there are practical limitations on the ability to accurately predict demand and any failure to do so could adversely affect Peoples’ financial condition and results of operations.

Workforce-related risks may affect Peoples’ results of operations.

Peoples is subject to various workforce-related risks, including the risk that it will be unable to attract and retain qualified personnel; that it will be unable to effectively transfer the knowledge and expertise of an aging workforce to new personnel as those workers retire; and that it will be unable to reach collective bargaining arrangements with the unions that represent certain of its workers, which could result in work stoppages. Additionally, Peoples relies on outside resources to supplement its workforce, including construction crews which are key to Peoples’ infrastructure replacement program. Peoples faces the same risks associated with these outside resources as it does with its own workforce. As a result, Peoples may be unable to hire or retain an adequate number of individuals who are knowledgeable about public utilities and the natural gas industry or face a lengthy time period associated with skill development and knowledge transfer. Failure to address these risks may result in increased operational and safety risks as well as increased costs. Even with reasonable plans in place to address succession planning and workforce training, Peoples cannot control the future availability of qualified labor. If Peoples is unable to successfully attract and retain an appropriately qualified workforce, it could adversely affect Peoples’ financial condition and results of operations.

Peoples’ Business

Overview

Peoples, which consists of Peoples Natural, Peoples Gas, Delta, and other utility and non-utility subsidiaries, primarily engages in regulated distribution and transportation of natural gas to approximately 747,000 residential, commercial and industrial customers in western Pennsylvania, West Virginia and Kentucky. Peoples’ service territory is depicted below.

In 2019, approximately 40% of Peoples’ total throughput was to residential customers and approximately 60% was to commercial and industrial customers. The table below reflects the number of Peoples’ customers by state as of December 31, 2019:

	Residential	Commercial/Industrial	Total Customers
Pennsylvania	640,245	54,492	694,737
West Virginia	11,797	1,048	12,845
Kentucky	33,582	5,385	38,967

Total	685,624	60,925	746,549

Supply and Transportation

Peoples’ gas supply strategy is to ensure dependable gas supply which is available for delivery when needed and that is economically priced. Peoples purchases its natural gas from intrastate, interstate and local sources. Peoples transports its natural gas supplies through various intrastate and interstate pipelines under contracts with remaining terms, including extensions, varying from one month to fourteen years. Peoples anticipates that these gas supply and transportation contracts will be renewed or replaced prior to their expiration.

In 2019, Peoples purchased the majority of its gas supply off the following Interstate Pipelines:

Interstate Pipeline Supplies	Percent of Supply Volumes
Equitrans Midstream	57%
Columbia Gulf	9%
Dominion Energy Transmission	7%
Tennessee	4%
Columbia Transmission	4%
Texas Eastern	3%
National Fuel	1%

Peoples also receives a portion of its natural gas supply from local production. Local gas purchases account for approximately 15% of Peoples’ total gas supply procured on behalf of customers and are gathered from local production systems. Three suppliers provided more than 5% of Peoples’ gas supply in 2019, with Equitrans Energy, Midwest Energy Services and Sequent Energy Management providing 51%, 12% and 9% of Peoples’ gas supply, respectively.

The regulations of the states in which Peoples operates allow it to pass through changes in the cost of natural gas to its customers under purchased gas adjustment provisions in its tariffs. Depending upon the jurisdiction, the purchased gas adjustment factors are updated periodically, ranging from quarterly to annually. The changes in the cost of gas billed to customers are subject to review by the applicable regulatory bodies.

Peoples uses various third-party storage services or owned natural gas storage facilities to meet peak-day requirements and to manage the daily changes in demand due to changes in weather.

Peoples owns and operates an underground natural gas storage facility with a capacity of 8.3 billion cubic feet (“Bcf”). It has a working capacity of 4.5 Bcf available for use during the heating season and a maximum daily withdrawal rate of 66 million cubic feet (“MMcf”). Additionally, Peoples has contracted for off-system storage from interstate pipelines. The total amount of off-system storage under contract to Peoples is 30.2 Bcf with a maximum daily withdrawal rate of 504 MMcf.

On an ongoing basis, Peoples enters into contracts to provide sufficient supplies and pipeline capacity to meet its customers’ natural gas requirements. However, it is possible for limited service disruptions to occur from time to time due to weather conditions, transportation constraints and other events. As a result of these factors, supplies of natural gas may become unavailable from time to time, or prices may increase rapidly in response to temporary supply constraints or other factors. In 2019, Peoples purchased its natural gas supply from 12 suppliers and over 100 local producers to meet its customers’ natural gas requirements. Peoples and its subsidiaries entered into firm agreements with suppliers, including major producers and marketers, intended to provide flexibility to meet the temperature sensitive needs of its customers. In Pennsylvania, Peoples’ distribution system is connected to 6 interstate pipelines, where Peoples maintains capacity it believes is sufficient to meet its customers’ gas requirements. In Kentucky, Delta’s distribution system is connected to 4 interstate pipelines, where Delta maintains capacity it believes is sufficient to meet its customers’ gas requirements. In West Virginia, Peoples’ distribution system is connected to one interstate pipeline, as well as local production, to meet its customers’ gas requirements

Seasonality

Natural gas sales to residential, commercial and industrial customers are seasonal. In 2019, approximately 74% of Peoples’ total throughput occurred in the first and fourth quarters. These patterns reflect the higher demand for natural gas for heating purposes during the colder months.

Assets

As of December 31, 2019, Peoples owned approximately 14,880 linear miles of natural gas distribution mains, varying in size from one-half inch to 36 inches in diameter, 2,400 miles of gathering pipeline and 314 miles of intrastate transmission/storage pipeline. Generally, in each of the cities, towns and rural areas served by Peoples, it owns the underground gas mains and service lines, metering and regulating equipment located on customers’ premises and the district regulating equipment necessary for pressure maintenance. With a few exceptions, the measuring stations at which Peoples receives gas are owned, operated and maintained by others, and its distribution facilities begin at the outlet of the measuring equipment. These facilities, including odorizing equipment, are usually located on land owned by suppliers.

Competition

Peoples faces the risk that customers may bypass gas distribution services by gaining distribution directly from interstate pipelines, other gas distributors or other energy sources.

Employees

As of December 31, 2019, Peoples had 1,497 full-time employees, of which 868 are subject to collective-bargaining agreements and represented by organized labor unions. Peoples believes labor relations with its employees are good.

Merger with Delta

On September 20, 2017, Peoples acquired 100% of the outstanding shares of Delta for $217.6 million in cash (“Delta Acquisition”). Delta is a local gas distribution company, serving residential, commercial and industrial customers in Kentucky.

Regulation of Peoples’ Business

Economic Regulation

Peoples’ utility operations are subject to regulation by their respective state utility commissions, the WVPSC (West Virginia), the PAPUC (Pennsylvania) and the KYPSC (Kentucky), which have broad administrative power and authority to regulate billing rates, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The utility commissions also establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems and loans and other financings. The policies of the utility commissions often differ from state to state and may change over time.

The profitability of Peoples utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances granted by the respective utility commissions. Each commission has historically utilized cost-of-service ratemaking where base rates are established to recover normal operating expenses, exclusive of natural gas costs and other track expenses, and a reasonable rate of return on Peoples’ rate base. Rate base consists primarily of the property, plant and equipment related to Peoples’ regulated business, natural gas in storage, offset by accumulated depreciation and certain deferred income taxes. Peoples’ regulated rates were most recently adjusted in the following cases:

Peoples Natural	Docket No. R-2018-3006818
Peoples Gas	Docket No. R-2013-2355886
Delta	Case No. 2010-00116

On January 28, 2019, Peoples Natural filed a rate request with the PAPUC to increase annual base operating revenues by $94.9 million (the “Peoples Natural Rate Case”). On July 9, 2019, all active parties supported the filing of a Joint Petition for Approval of Settlement Stipulation with the PAPUC providing for a $59.5 million annual base operating revenue increase. Peoples Natural’s base rates in this settlement are designed to increase Peoples Natural’s annual distribution revenues by $63.4 million, which, as a result of the approval of elimination of connection fees, pooling fees, and other miscellaneous charges pursuant to this settlement, are designed to net to the $59.5 million increase in Peoples Natural’s annual operating revenues. The settlement rates became effective on October 29, 2019 and the increased revenues will be used to fund ongoing system improvements and operations necessary to maintain safe and reliable natural gas service.

Effective in July 2018, the PAPUC required Peoples Natural to begin refunding to customers the prospective benefit of the Tax Cuts and Jobs Act (“TCJA”) which reduced the corporate federal income tax rate from 35% to 21%. The Joint Petition for Approval of Settlement Stipulation provides that the base rates in the rate case take into account the lower federal income tax rate and requires that Peoples provide a refund to customers due to the impact of tax reform on Peoples’ results of operations from January 1, 2018 through June 30, 2018, along with interest on such amounts. In light of these requirements, a refund of $14.1 million was provided to customers as a one-time bill credit on January 25, 2020. Refer to Note 8, Regulatory Matters and Regulatory Assets and Liabilities, of the consolidated financial statements of LDC Funding, filed as Exhibit 99.1 hereto, for further details.

On April 25, 2019 the PAPUC authorized Peoples Natural to revise its accounting methodology for gas in storage inventory from an annual last-in/first-out method to price gas injected into and withdrawn from storage to the weighted average cost of gas (“WACOG”) method effective January 1, 2020. As a result, Peoples Natural established a WACOG bill credit of $11.1 million to be refunded to customers over the three-month period from January 1, 2020 through March 31, 2020.

Rate Design Strategies

Sales of natural gas to residential and commercial customers are largely seasonal and are impacted by weather. Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed. Revenues are derived from a combination of a monthly customer charge which is fixed and a volumetric charge based on the quantity of natural gas consumed.

Infrastructure Replacement

In the majority of natural gas service territories, the commissions have authorized bare steel and cast iron replacement programs. In Pennsylvania, Peoples Natural and Peoples Gas filed a Long-Term Infrastructure Replacement program with the PAPUC where Peoples has committed to the replacement of bare steel and cast iron pipe. On February 14, 2012, the Governor of Pennsylvania signed into law Act 11 of 2012, which provided a Distribution System Improvement Charge (“DSIC”) mechanism for certain utilities to recover costs related to repair, replacement or improvement of eligible distribution property that has not previously been reflected in rates or rate base. Through a DSIC, subject to an earnings test, a utility may recover the fixed costs of eligible infrastructure incurred during the three months ended one month prior to the effective date of the charge, thereby reducing the historical regulatory lag associated with cost recovery through the traditional rate-making process. In Kentucky, Delta has a pipe replacement program tariff, which allows adjustment of regulated rates annually to earn a return on capital expenditures incurred subsequent to Delta’s last rate case which are associated with the replacement of bare steel and vintage plastic pipe.

Operating Expense Cost Recovery Mechanisms

Gas costs incurred to serve Peoples’ customers are the most significant operating expense. Peoples’ regulated rates, in all jurisdictions, contain a PGA clause, which are reflected in its tariffs. The PGA clause allows Peoples to timely charge for changes in the cost of purchased gas, inclusive of unaccounted for gas expense based on actual experience. PGA procedures involve periodic filings and hearings before the state regulatory commissions to establish price adjustments for a designated future period. The procedures also provide for inclusion in later periods of any variances between actual recoveries representing the estimated costs and actual costs incurred. The PGA is subject to periodic review and audit by the state regulatory commissions who also have the authority to disallow previously incurred costs.

In Pennsylvania, the gas cost component of uncollectible accounts expense, gas procurement costs and certain costs to maintain a supplier choice program, where customers can elect their natural gas supplier, are recovered by mechanisms outside of typical base rate recovery. Additionally, in Pennsylvania, Peoples recovers the costs related to universal service programs, whereby customers who meet certain income guidelines receive assistance toward paying their monthly bill, weatherization services and other programs.

In Kentucky, the gas cost component of uncollectible accounts expense is recovered outside of base rate recovery.

In all jurisdictions, base rates have been reduced to reflect the change in the corporate income tax rate from 35% to 21%, under the TCJA.

Non-regulated operations

Peoples’ non-regulated subsidiaries derive revenues from natural gas marketing, production and processing of natural gas liquids and home warranty programs. In 2019, non-regulated revenues represented approximately 4% of Peoples’ total consolidated revenues for 2019.

Department of Transportation

In December 2006, Congress enacted the Pipeline, Inspection, Protection, Enforcement and Safety Act of 2006 (“2006 Act”), which reauthorized the programs adopted under the Pipeline Safety Improvement Act of 2002 (“2002 Act”). These programs included several requirements related to ensuring pipeline safety, and a requirement to assess the integrity of pipeline transmission facilities in areas of high population concentration.

Pursuant to the 2006 Act, PHMSA, an agency of the DOT, issued regulations, effective February 12, 2010, requiring operators of gas distribution pipelines to develop and implement integrity management programs similar to those required for gas transmission pipelines, but tailored to reflect the differences in distribution pipelines. Operators of natural gas distribution systems were required to write and implement integrity management programs by August 2, 2011. Peoples’ natural gas distribution systems met this deadline.

Pursuant to the 2002 Act and the 2006 Act, PHMSA has adopted a number of rules concerning, among other things, distinguishing between gathering lines and transmission facilities, requiring certain design and construction features in new and replaced lines to reduce corrosion and requiring pipeline operators to amend existing written operations and maintenance procedures and operator qualification programs. PHMSA also updated its reporting requirements for natural gas pipelines effective January 1, 2011.

In December 2011, Congress passed the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Act”). This act increased the maximum civil penalties for pipeline safety administrative enforcement actions; required the DOT to study and report on the expansion of integrity management requirements and the sufficiency of existing gathering line regulations to ensure safety; required pipeline operators to verify their records on maximum allowable operating pressure; and imposed new emergency response and incident notification requirements. In 2016, the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (“2016 Act”) reauthorized PHMSA’s pipeline safety programs through 2019 and provided limited new authority, including the ability to issue emergency orders, to set inspection requirements for certain underwater pipelines and to promulgate minimum safety standards for natural gas storage facilities, as well as to provide increased transparency into the status of as-yet-incomplete PHMSA actions required by the 2011 Act.

Compliance with PHMSA’s regulations, performance of the remediation activities by Peoples’ natural gas distribution companies and intrastate pipelines and verification of records on maximum allowable operating pressure will continue to require increases in both capital expenditures and operating costs. The level of expenditures will depend upon several factors, including age, location and operating pressures of the facilities. In particular, the cost of compliance with the DOT’s integrity management rules will depend on integrity testing and the repairs found to be necessary by such testing. Changes to the amount of pipe subject to integrity management, whether by expansion of the definition of the type of areas subject to integrity management procedures or of the applicability of such procedures outside of those defined areas, may also affect incurred costs. Implementation of the 2011 and 2016 Acts by PHMSA may result in other regulations or the reinterpretation of existing regulations that could impact compliance costs. In addition, Peoples may be subject to the DOT’s enforcement actions and penalties if it fails to comply with pipeline regulations.

Natural Gas Gathering

Peoples’ service territory is uniquely situated in the Marcellus Shale production region. Approximately 30% of the natural gas supply on the system is from locally produced gas, which Peoples gathers and transports into its distribution system. Peoples’ gathering system is regulated by the PAPUC which includes various safety, environmental and, in some circumstances, anti-discrimination requirements, and in some instances complaint-based rate regulation. Peoples’ gathering operations may be subject to ratable take and common purchaser statutes in the states in which it operates.

Peoples’ gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Peoples’ gathering operations could also be subject to additional safety and operational regulations relating to the design, construction, testing, operation, replacement and maintenance of gathering facilities. Peoples cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Environmental Regulation

Peoples’ operations are subject to stringent and complex laws and regulations pertaining to the environment. As an owner or operator of natural gas pipelines, distribution systems and storage, and the facilities that support these systems, Peoples must comply with these laws and regulations at the federal, state and local levels.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial actions and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to assess, clean up and restore sites where hazardous substances have been stored, disposed or released.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Peoples

The following discussion and analysis should be read in combination with LDC Funding’s financial statements filed as Exhibit 99.1 hereto and incorporated herein by reference. Certain tables and charts contained in this section may not add due to rounding.

Overview

Peoples receives gas revenues by selling gas directly to customers at approved rates or by transporting gas through its pipelines at approved rates to customers that have purchased gas directly from other producers, brokers, or marketers. For the year ended December 31, 2019, operating revenues were $908.7 million.

Certain factors affecting results of operations

Peoples’ business is affected by various factors, including the key factors and trends discussed below. Peoples’ past earnings and results of operations are not necessarily indicative of its future earnings and results of operations. Peoples’ earnings and results of its operations are affected by numerous factors, including:

•	effects of acquisitions, including the Delta Acquisition, the acquisition of Peoples by the Company and any revised organizational structure;

•	Peoples’ ability to recover the costs of purchasing and distributing natural gas to its customers;

•	the impact of weather and other factors, such as customer conservation, on revenues and expenses;

•	changes in the regulatory environment at the federal, state and local levels, as well as decisions by regulators, that impact Peoples’ ability to earn its authorized rate of return in its service territories, including pipe replacements;

•	impacts of federal, state and local regulations and tax laws;

•	the effect of natural gas price volatility on the business; and

•	the ability to manage costs, integrate and standardize operations, and upgrade infrastructure.

Peoples’ operations are affected by the cost of natural gas, which is passed through to customers using a PGA clause and include commodity price, transportation and storage costs. These costs are reflected in the income statement as purchased gas expenses. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues. Accordingly, gross margin, a non-GAAP financial measure, defined as operating revenues less purchased gas expense, is a useful and relevant measure to analyze Peoples’ financial performance. Gross margin can be derived directly from Peoples’ consolidated statements of income, filed as part of Exhibit 99.1 hereto.

	Years ended December 31,
	2019	2018	2017
		(in millions)
Operating revenue	$908.7	$914.0	$805.1
Purchased gas	367.4	392.7	316.5

Gross margin	$541.3	$521.3	$488.6

However, the term gross margin is not intended to represent income from operations, the most comparable GAAP financial measure, as an indicator of operating performance and should only be used in conjunction with income from operations. In addition, our measurement of gross margin may not be comparable to similarly titled measures reported by other companies.

Results of Operations

The following table presents the consolidated statements of income for LDC Funding for the years ended December 31, 2019, 2018 and 2017. For additional information, please refer to the notes to the consolidated financial statements of LDC Funding, filed as Exhibit 99.1 hereto.

	Years ended December 31,
	2019	2018	2017
		(in millions)
Operating revenue	$908.7	$914.0	$805.1
Operating expenses:
Purchased gas	367.4	392.7	316.5
Other operations and maintenance	214.5	220.3	200.8
Depreciation and amortization	95.4	88.4	77.7
Other taxes	16.9	16.3	12.8

Total operating expenses	694.2	717.8	607.8

Income from operations	214.5	196.2	197.3
Other expense-net	7.6	9.9	5.9
Interest Charges	67.1	60.0	49.0
Affiliated interest charges	—	35.6	29.3

Total interest charges	67.1	95.6	78.2

Income before income taxes	139.8	90.6	113.1
Provision for income taxes	29.1	23.0	54.2

Net income	$110.7	$67.7	$58.9

The following table shows Peoples’ natural gas sales volumes, in MMcf, for the years ended December 31, 2019, 2018 and 2017.

	Years ended December 31,
	2019	2018	2017
		(in MMcf)
Natural gas volumes	150,928	153,224	135,602

2019 Compared to 2018

Operating revenue. Operating revenue amounted to $908.7 million for 2019 compared to $914.0 million for 2018. The decrease of $5.3 million, or 1%, was primarily driven by lower gas costs passed onto customers, as well as lower sales volumes due to warmer weather, partially offset by increased base rates resulting from the 2019 Peoples Natural Rate Case.

Gross margin amounted to $541.3 million for 2019 compared to $521.3 million for 2018. The increase of $20.0 million, or 4%, was primarily due to increased base rates resulting from the 2019 Peoples Natural Rate Case, partially offset by lower volume-related revenues associated with 5% warmer weather than in 2018.

Operating expenses. Operating expenses amounted to $694.2 million for 2019 compared to $717.8 million for 2018. The decrease of $23.6 million, or 3%, was primarily due to:

•	purchased gas expense decreased $25.3 million, or 6%, from $392.7 million for 2018 to $367.4 million for 2019, primarily due to lower sales volumes resulting from warmer weather, as well as lower commodity prices.

•	other operations and maintenance expense decreased $5.8 million, or 3%, from $220.3 million for 2018 to $214.5 million for 2019, primarily due to lower expenses incurred on Peoples’ universal service program.

•	depreciation and amortization expense increased $7.0 million, or 8%, from $88.4 million for 2018 to $95.4 million for 2019, primarily due to increased capital expenditures.

Other expense - net. Other expense—net amounted to $7.6 million for 2019 compared to $9.9 million for 2018. The decrease of $2.3 million, or 23%, was primarily due to non-recurring expenses in 2018 to fund research and development initiatives related to the use of natural gas in non-traditional applications.

Interest charges. Interest charges amounted to $67.1 million for 2019 compared to $95.6 million for 2018. The decrease of $28.5 million, or 30%, was primarily due to the settlement in December 2018 of senior notes of LDC Funding that were previously issued to its affiliates (“Affiliated Senior Notes”).

Provision for income taxes. Provision for income taxes amounted to $29.1 million for 2019 compared to $23.0 million for 2018. The increase of $6.1 million, or 27%, was primarily due to higher income before taxes.

Net income. For the reasons stated above, net income increased $43.0 million, or 64% from $67.7 million for 2018 to $110.7 million for 2019.

2018 Compared to 2017

Operating revenue. Operating revenue amounted to $914.0 million for 2018 compared to $805.1 million for 2017. The increase of $108.9 million, or 14%, was primarily driven by higher gas costs passed onto customers, higher sales volumes due to colder weather and the full-year impact of Delta revenues, partially offset by a reduction in customer rates approved by the state regulatory commissions for the prospective impact of the TCJA.

Gross margin amounted to $521.3 million for 2018 compared to $488.6 million for 2017. The increase of $32.7 million, or 7%, was primarily due to colder weather and the full-year impact of Delta revenues, partially offset by a reduction in customer rates approved by the state regulatory commissions for the prospective impact of the TCJA.

Operating expenses. Operating expenses amounted to $717.8 million for 2018 compared to $607.8 million for 2017. The increase of $110.0 million, or 18%, was primarily due to:

•	purchased gas expense increased $76.2 million, or 24%, from $316.5 million for 2017 to $392.7 million for 2018, primarily due to higher sales volumes and commodity prices and the full-year impact of the Delta Acquisition;

•	other operations and maintenance expense increased $19.5 million, or 10%, from $200.8 million for 2017 to $220.3 million for 2018, primarily due to higher employee related costs and a full year of expenses related to the Delta Acquisition;

•	depreciation and amortization expense increased $10.7 million, or 14%, from $77.7 million for 2017 to $88.4 million for 2018, primarily due to increased capital expenditures and the full-year impact of Delta; and

•	other taxes expense increased $3.5 million, or 27% from $12.8 million for 2017 to $16.3 million for 2018 primarily due to the full-year impact of the Delta Acquisition.

Other expense - net. Other expense—net amounted to $9.9 million for 2018 compared to $5.9 million for 2017. The increase of $4.0 million, or 68%, was primarily due to higher corporate donations, the full-year impact of Delta and other non-recurring expenses.

Interest charges. Interest charges amounted to $95.6 million for 2018 compared to $78.2 million for 2017. The increase of $17.4 million, or 22%, was primarily due to the full-year impact of increased debt costs associated with the Delta Acquisition and an increase in Affiliated Senior Notes of $90 million.

Provision for income taxes. Provision for income taxes amounted to $23.0 million for 2018 compared to $54.2 million for 2017. The decrease of $31.2 million, or 58%, was primarily due to lower income before taxes and lower corporate tax rates.

Net income. For the reasons stated above, net income increased $8.8 million, or 15% from $58.9 million for 2017 to $67.7 million for 2018.

Liquidity and capital resources

Cash flows

The net cash provided by (used in) operating, investing and financing activities for 2019, 2018 and 2017 is as follows:

	Years Ended December 31,
	2019	2018	2017
	(in millions)
Net cash provided by (used in):
Operating activities	$230.1	$197.1	$107.6
Investing activities	(276.6)	(248.7)	(416.0)
Financing activities	37.6	37.8	327.5

Cash provided by operating activities. Net cash provided by operating activities increased $33.0 million, or 17%, from $197.1 million in 2018 to $230.1 million in 2019 primarily due to increased net income and changes in working capital. The changes in working capital items were primarily driven by weather conditions year over year.

Net cash provided by operating activities increased $89.5 million, or 83%, from $107.6 million in 2017 to $197.1 million in 2018 primarily due to increased net income and changes in working capital. The changes in working capital items were primarily driven by weather conditions year over year.

Cash used in investing activities. Net cash used in investing activities increased $27.9 million, or 11%, from $248.7 million in 2018 to $276.6 million in 2019, primarily due to increased capital expenditures in 2019.

Net cash used in investing activities decreased $167.3 million, or 40%, from $416.0 million in 2017 to $248.7 million in 2018, primarily due to the Delta Acquisition in 2017 partially offset by increased capital expenditures in 2018.

Cash used in financing activities. Net cash from financing activities did not significantly change from 2018 to 2019.

Net cash from financing activities decreased $289.7 million, or 88%, from $327.5 million in 2017 to $37.8 million in 2018, primarily due to borrowings in connection with the Delta Acquisition and the issuance of $90.0 million in Affiliated Senior Notes in 2017.

For additional information, please refer to the notes to the consolidated financial statements of LDC Funding, filed as Exhibit 99.1 hereto.

Financial condition and available liquidity

Within the Peoples consolidated group, financing was historically maintained at LDC Holdings LLC (“LDC Holdings”) (a direct subsidiary of LDC Funding) and PNG Companies LLC (“PNG Companies”) (an indirect subsidiary of LDC Funding). LDC Holdings has historically maintained a term loan facility that matures in 2022 and had outstanding borrowings of $224.3 million at December 31, 2019. PNG Companies has historically funded its short-term and long-term financing needs of the various operating subsidiaries through both senior notes issuances and borrowings under its revolving credit facility. PNG Companies has historically maintained a $500.0 million revolving credit facility that matures on June 8, 2022. PNG Companies’ credit facility contains a letter of credit sublimit of $50 million. The credit agreement governing the PNG Companies’ credit facility is secured by a pledge of the stock of PNG Companies operating subsidiaries. This credit facility funds the short-term borrowings needs of PNG Companies and its operating subsidiaries. PNG Companies’ debt is secured by a pledge of the stock of each of its direct and indirect subsidiaries. As of December 31, 2019, PNG Companies’ senior notes outstanding were approximately $1.1 billion and borrowings outstanding under its revolving credit facility were approximately $348.0 million. In connection with the completed Peoples Gas Acquisition, Peoples’ term loan and revolving credit facilities, including LDC Holdings’ term loan facility and PNG Companies’ revolving credit facility, were repaid and replaced, but the senior notes described above and the 364 day facility described below remain outstanding.

The Affiliated Senior Notes were maintained by LDC Funding until December 2018. During December 2018, capital was contributed from LDC Funding’s parent company which resulted in settlement of the Affiliated Senior Notes. As of December 31, 2019, LDC Funding did not have any outstanding senior notes owed to affiliates.

On February 24, 2020 PNG Companies borrowed $181.0 million under a new, 364 day agreement, which is due February 22, 2021. The proceeds were used to repay a February 2020 maturity under a Note Agreement dated February 26, 2010.

Dividends historically paid by Peoples have been primarily funded by cash flow from operations and borrowings under the revolving credit facility. Peoples’ utility operating subsidiaries are required to maintain certain capitalization ratios, which could affect their ability to pay dividends or make distributions.

Both long-term and short-term borrowing arrangements of Peoples contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. PNG Companies’ senior notes contain a covenant that the ratio of consolidated total debt to consolidated total capitalization will not exceed 60%. As of December 31, 2019, Peoples was in compliance with all debt covenants.

Peoples’ financial position has allowed it to access the capital markets from time to time. Historically, the majority of the long-term debt needs of Peoples’ utility operating subsidiaries were met through debt issuances by PNG Companies, some or all of which were then re-loaned to the individual operating subsidiaries. The Company expects to fund Peoples’ future capital expenditures and dividends principally through internally generated funds, as supplemented with incremental debt financing. Access to both the short-term and long-term capital markets is expected to be a relevant source of funding for capital requirements as the resources required for capital investment remain uncertain for a variety of factors including, but not limited to, uncertainty in environmental and safety policies and regulations, developments in the regulated business and developments in Peoples’ non-regulated business. To the extent that events create uncertainty in capital markets, cost of capital and ability to access capital markets may be affected.

Uses of liquidity

Peoples’ liquidity and capital requirements are affected primarily by its results of operations, capital expenditures, debt service requirements, tax payments, working capital needs and various regulatory actions.

The Company expects Peoples’ anticipated cash needs to be met with cash flow from operations and borrowings.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Filed as Exhibit 99.1 and incorporated in this Item 9.01 by reference are the historical audited consolidated balance sheets of LDC Funding as of December 31, 2019 and 2018, and the related audited consolidated statements of income and comprehensive income, member’s equity and cash flows for each of the three years ended December 31, 2019, together with the notes thereto and Independent Auditors’ Report thereon.

(b) Pro Forma Financial Information.

Filed as Exhibit 99.2 is the unaudited pro forma consolidated combined financial statements of the Company reflecting the Peoples Gas Acquisition as required by this Item 9.01(b). Such financial statements are incorporated by reference into this Item 9.01(b).

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	PNG Companies LLC, Note Purchase Agreement, dated as of February 26, 2010

10.1.1	PNG Companies LLC, First Amendment, dated as of August 10, 2011, to Note Purchase Agreement dated as of February 26, 2010

10.1.2	PNG Companies LLC, Second Amendment, dated as of August 22, 2013, to Note Purchase Agreement dated as of February 26, 2010, as amended

10.1.3	PNG Companies LLC, Third Amendment, dated as of November 9, 2017, to Note Purchase Agreement dated as of February 26, 2010, as amended and supplemented

10.1.4	PNG Companies LLC, First Supplement, dated as of December 12, 2013, to Note Purchase Agreement dated as of February 26, 2010, as amended

10.1.5	PNG Companies LLC, Second Supplement, dated as of July 14, 2017, to Note Purchase Agreement dated as of February 26, 2010, as amended and supplemented

10.1.6	PNG Companies LLC, Third Supplement, dated as of September 20, 2017, to Note Purchase Agreement dated as of February 26, 2010, as amended and supplemented

10.1.7	PNG Companies LLC, Fourth Supplement, dated as of November 9, 2017, to Note Purchase Agreement dated as of February 26, 2010, as amended and supplemented

10.1.8	PNG Companies LLC, Fifth Supplement, dated as of December 20, 2017, to Note Purchase Agreement dated as of February 26, 2010, as amended and supplemented

23.1	Consent of Deloitte & Touche LLP

99.1

Audited consolidated balance sheets of LDC as of December 31, 2019 and 2018, and the related audited consolidated statements of income and comprehensive income, member’s equity and cash flows for each of the three years ended December 31, 2019, together with the notes thereto and Independent Auditors’ Report thereon

99.2	Unaudited pro forma consolidated combined financial statements reflecting the Acquisition

104	Cover Page Interactive Data File (formatted in inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2020	Essential Utilities, Inc.

	By:	/s/ Christopher P Luning
Christopher P. Luning Executive Vice President, General Counsel and Secretary